EXHIBIT 99

Company Contact:	Investor Relations Contact:

Dino Eliopoulos, Precis Inc.	Michael Lucarelli, Cameron Associates
Chief Financial Officer	Vice President
Telephone: 972-343-6501	Telephone: 212-245-8800 x225
Email: dino@precis-pcis.com	Email: Michaell@cameronassoc.com

Precis, Inc., Provides an Update On its Third and Fourth Quarter Expectations

GRAND PRAIRIE, TX, September 24, 2003 – Precis, Inc. (NASDAQ: PCIS) a leader in healthcare services and membership based programs, announced today that its financial operating results for the quarters ending September 30, 2003 and December 31, 2003 will be below expectations.  The Company previously announced that its third quarter 2003 revenues and fully diluted earnings per share were expected to be in the range of $13 million to $14.5 million and $0.14 to $0.16, respectively.  The Company has not previously provided specific revenue and fully diluted earnings per share guidance for the fourth quarter of 2003.  The Company estimates third quarter 2003 revised revenues and fully diluted earnings per share will be $10.0 million to $10.5 million and $0.07 to $0.09 respectively.  Precis’ third quarter, 2003 earnings conference call is expected to take place in the fourth week of October 2003.

During the first half of 2003, the Company implemented escrow accounts in response to the market changes in the healthcare savings industry.  The Company’s members are now required to establish and maintain escrow accounts to access and assure payment for hospital healthcare. We now pre-certify the members’ ability to pay based upon the available escrow account balances and process the members’ payments directly to the hospitals to solidify the payment process. Although we have achieved significant progress in re-establishing relationships with hospitals and have now created a stronger healthcare product offering, the implementation of the member escrow accounts has resulted in a temporary slow down in our network marketing sales to a lower level of sales than originally anticipated.

Judith Henkels, Chairman, CEO, and President commented, “The roll out in 2003 of the escrow accounts to all our network hospitals is considered vital to the Company’s long-term growth as an alternative healthcare savings provider and separates us from our competition. In the case of medical doctors, for which we have not required escrow accounts for eligibility, we have encountered some physicians who won’t accept a medical savings card, including those of our competitors, unless accompanied with an acceptable assurance of payment, such as an escrow account.  As a result we are expanding the escrow account structure to include physician-provided services.”

Ms. Henkels added, “We believe that this leadership strategy will ultimately provide sustained long-term growth and, financial viability and medical provider acceptance, as well as provide a competitive advantage in the healthcare savings market. In addition, we also continue to invest in training and education both at the independent marketing representative and medical provider levels, to establish a more informed understanding of the benefits of our medical savings programs and therefore further ensure the success of our approach to healthcare savings.”

For 2003, the Company’s in-house sales approach has also varied from our 2003 business objectives.  Although the Company recently signed a notable and breakthrough agreement with the State of Louisiana, Office of Group Benefits (OGB), the Company’s in-house sales approach has lagged in certain areas, in particular in the sales execution of previously signed private label agreements.

Ms. Henkels commented, “In the fourth quarter of 2003, we will be focusing our sales strategy to achieve the right blend of sales attainment and account management skills. The large employer benefits group market is a significant component of the Company’s business strategy that has not yet been tapped.  With our ability to use Foresight TPA to get into the employer self-insured and benefits market and utilizing our patient steerage and advocacy skills, we believe that our sales approach will be successful.”

Ms. Henkels added, “Our contract with the State of Louisiana OGB, which commenced in July 2003, has not produced the total revenue that we had originally envisioned, primarily due to timing reasons.  However, based on preliminary indications, the sales associated with our contract with the State of Louisiana OGB are expected to increase in the near future. We are obviously very encouraged and optimistic of our business prospects with the State of Louisiana OGB. This contract is considered a confirmation of our leadership in the area of healthcare savings.”

Ms. Henkels concluded, “We believe that the direction taken by the Company in 2003 is the right one from a long-term growth standpoint.  The management team obviously wanted to achieve stronger growth in the second half of 2003; however, the transition to the escrow account structure unexpectedly extended into the 2003 third quarter and may continue in the fourth quarter as a result of extension of the escrow account arrangement to physician provided healthcare. We continue to address and meet the changes and challenges we are currently facing with the same or greater degree of commitment and determination than the first half of 2003. Sometimes program structure changes and unforeseen challenges require more than a six-month period to adequately address and resolve the issues and challenges. Our team believes that we can overcome these temporary set backs by implementing the strategies previously described. We are also very excited about our upcoming national sales convention where we will be introducing complementary products and services.”

About Precis, Inc.

Precis is a national membership marketing company that provides membership programs to a variety of industries including: healthcare, retail, banking, consumer finance and member based associations. Its leading program, Care Entrée, is marketed as a membership based healthcare savings program designed to significantly reduce out-of-pocket medical expenses at affordable rates to the consumer while helping the medical community receive accelerated payment for their services. For more information on Precis, its subsidiaries Care Entrée, Foresight, Inc. or SmartCare Insurance Agency, LLC, visit www.precis-pcis.com, www.careentree.com, www.foresightclub.com, and www.smartcareinsurance.com, respectively.

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis, Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis, Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.

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